EXHIBIT 99.1

                             ATC Contacts:             Investors - Anne Alter
                                               Director of Investor Relations
                                                   Telephone:  (617) 375-7500

                                                       Media - Jim Eisenstein
                                                    Chief Development Officer
                                                    Telephone: (617) 375-7500

FOR IMMEDIATE RELEASE

             American Tower Awarded Turnkey Services Work for 1,500
                       Sites with AT&T Wireless Services

Boston,  Massachusetts - July 27, 2000 - American Tower Corporation (ATC) (NYSE:
AMT) today announced it has been awarded a contract by AT&T Wireless Services, Inc. (AWS) (NYSE: AWE) to provide turnkey services for its fixed wireless Digital Broadband network deployment in key markets throughout the United States. The AT&T Digital Broadband network will allow AT&T to offer to its customers a bundled package of digital communications services such as high-speed internet access and digital phone services. American Tower has already begun work in several markets and has been given notice to proceed with network deployment on approximately 1,500 sites covering multiple markets in each of its five geographic regions. Deployment for these sites is expected to be completed by the end of 2001. Under the agreement, additional markets may be added over the next two years.

Under the base station  implementation  agreement,  American  Tower will perform turnkey services work on co-location sites, including RF engineering, site acquisition, zoning, program management, construction, installation and components. In markets where American Tower is providing services under the agreement and where co-location opportunities are not present, American Tower will have the exclusive right to provide build-to-suit services. It is currently estimated that between co-location and build-to-suit there may be over 2,300 sites included in this contract over the next two years.

Additionally, American Tower announced that Jeff Ebihara has been named Vice President-Business Development and will be responsible for all aspects of the AT&T Digital Broadband network deployment project at American Tower. Jeff had been Vice President and General Manager of American Tower's southeast region. Prior to joining ATC, Jeff was employed by AT&T Wireless Services where he directed all system development operations for AT&T Wireless in the Southeast. He also led all national digital broadband site development initiatives for AT&T Wireless, including co-location, bulk siting, and build-to-suit strategies.

                                   -continued-


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Jim Eisenstein,  Chief Development Officer of American Tower, stated, "Expanding our relationship with AT&T Wireless Services has been an integral part of our corporate development strategy and we are thrilled to have been awarded this contract. The base station implementation agreement will give American Tower the opportunity to provide fast, reliable and high quality services to support AWS' aggressive implementation and deployment plans for its Digital Broadband service. In addition, we are very happy that Jeff Ebihara has taken the lead in assuring that we meet AWS' needs."

Larry Seifert, Executive Vice President and Chief Operating Officer of AT&T Fixed Wireless Services, stated, "American Tower is in a great position to help us meet our aggressive build out plan for fixed wireless service. They have the capacity in house to fulfill this contract and they have shown that they can provide us with high quality end to end services. We are happy to extend the AT&T relationship with American Tower to our Fixed Wireless group."

AT&T Wireless Services, Inc. (NYSE: AWE) operates one of the largest digital wireless networks in North America. With more than 12.5 million total subscribers, AT&T Wireless is committed to being the premier provider of high-quality wireless communications services, whether mobile or fixed, voice or data, to businesses or consumers, in the United States and internationally.

American Tower is the leading independent owner operator and developer of broadcast and wireless communications sites in North America. Giving effect to pending transactions, American Tower operates approximately 10,000 sites in the United States, Mexico and Canada, including approximately 300 broadcast tower sites. Of the 10,000 sites, approximately 8,700 are owned or leased towers and approximately 1,300 are managed and lease/sublease sites. Based in Boston, American Tower has regional hub offices in Boston, Atlanta, Chicago, Houston, San Francisco and Mexico City. For more information about American Tower Corporation and ATC Teleports, please visit our web sites www.americantower.com and www.atcteleports.com.

This press release contains "forward-looking statements" concerning future expectations, plans or strategies that involve a number of risks and uncertainties. American Tower Corporation, "the Company", wishes to caution readers that certain factors may have affected the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Such factors include, but are not limited to (i) substantial capital requirements and leverage principally as a consequence of its ongoing acquisitions and construction activities, (ii) dependence on demand for wireless communications, use of satellites for Internet data transmission, and implementation of digital television, (iii) the success of the Company's tower construction program and (iv) the successful operational integration of the Company's business acquisitions. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.


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American TowerCorporation   116  Huntington Avenue  Boston,  Massachusetts 02116
       (617)  375-7500  FAX  (617)  375-7575  www.americantower.com